Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement
(Form S-3 No. 333-126569) and related Prospectus of Argyle Security, Inc., pertaining to the registration of 4,075,046 shares of its common stock and 187,500 common stock purchase warrants, of our report dated October 30, 2007, relating to the consolidated financial statements of ISI Detention Contracting Group, Inc. and Subsidiaries, included in this Annual Report (Form 10-K) of Argyle Security, Inc. for the year ended December 31, 2007.

/s/ Padgett, Stratemann & Co., L.L.P.

Certified Public Accountants

San Antonio, Texas

March 28, 2008